Exhibit 99.2

Roper Industries, Inc.

Contact Information:
Chris Hix
Director of Investor Relations
+1 (770) 495-5100
investor-relations@roperind.com

FOR IMMEDIATE RELEASE

Robert D. Johnson Joins Roper Industries, Inc. Board of Directors

Duluth, Georgia, May 24, 2005 ... Roper Industries, Inc. (NYSE: ROP) announced that Robert D. Johnson, Chairman of Honeywell Aerospace, has joined its Board of Directors. His appointment follows a national search and expands Roper’s Board to 11 members. Mr. Johnson has been appointed to the Board’s Compensation Committee.

“Bob is a welcome addition to our Board,” said Mr. Brian Jellison, Chairman, President and Chief Executive Officer of Roper Industries. “His wide range of global experience with diversified industrial companies will serve Roper well as we continue to execute our growth strategy.”

Prior to his current role and since 1994, Mr. Johnson served in a variety of capacities at Honeywell International, Inc., most recently as President and CEO of Honeywell’s Aerospace segment from 1999-2005. Mr. Johnson’s career also included 24 years with General Electric Company.

About Roper Industries

Roper Industries is a diversified industrial growth company providing engineered products and solutions for global niche markets. Additional information about Roper Industries, including registration for Company’s press releases via email, is available on the Company’s website, www.roperind.com.

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